Exhibit 1
Japan
     This description of Japan is dated September 19, 2006 and appears as Exhibit 1 to Japan’s Annual Report on Form 18-K to the
U.S. Securities and Exchange Commission for the fiscal year ended March 31, 2006.

     THE DELIVERY OF THIS DOCUMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS DOCUMENT (OTHERWISE THAN AS PART OF A PROSPECTUS CONTAINED IN A REGISTRATION STATEMENT FILED UNDER THE U.S. SECURITIES ACT OF 1933) DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF OR GUARANTEED BY JAPAN.

GENERAL
Area and Population
Government
Political Parties
International Organizations
THE ECONOMY
General
Economic Policies
Gross Domestic Product and National Income
Industry
Energy
Price Indices
Labor
FOREIGN TRADE AND BALANCE OF PAYMENTS
Foreign Trade
Balance of Payments
Official Foreign Exchange Reserves
Foreign Exchange Rates
FINANCIAL SYSTEM
The Bank of Japan and Monetary Policy
Government Financial Institutions
Private Financial Institutions
GOVERNMENT FINANCE
Revenues, Expenditures and Budgets
Tax Structure
Fiscal Investment and Loan Program (“Zaito”)
DEBT RECORD
JAPAN PUBLIC DEBT
INTERNAL DEBT
Direct Debt of the Japanese Government
Debt Guaranteed by the Japanese Government
EXTERNAL DEBT
Debt Guaranteed by the Japanese Government
SUBSCRIPTIONS TO INTERNATIONAL FINANCIAL ORGANIZATIONS
FURTHER INFORMATION
     This document appears as an exhibit to Japan’s Annual Report filed with the U.S. Securities and Exchange Commission (the “Commission”) on Form 18-K for the fiscal year ended March 31, 2006. Additional information with respect to Japan is available in such Annual Report, in the other exhibits to such Annual Report and in amendments thereto. Such Annual Report, exhibits and amendments may be inspected and copied at the public reference room maintained by the Commission at: 100 F Street, N.E., Washington, D.C. 20549. Information regarding the operations of the public reference room can be obtained by calling the Commission at 1-800-SEC-0330. The Annual Report and its exhibits and amendments are also available through the Commission’s Internet website at http://www.sec.gov.

     In this document all amounts are expressed in Japanese Yen (“¥” or “yen”), except as otherwise specified. The spot buying rate quoted on the Tokyo Foreign Exchange Market on September 19, 2006, as reported by The Bank of Japan at 5:00 p.m., Tokyo time, was ¥117.67 =$1.00, and the noon buying rate on September 18, 2006 for cable transfers in New York City payable in yen, as reported by the Federal Reserve Bank of New York, was ¥118.02 =$1.00. See “Foreign Trade and Balance of Payments — Foreign Exchange Rates”.
     References herein to Japanese fiscal years (“JFYs”) are to 12-month periods commencing in each case on April 1 of the year indicated and ending on March 31 of the following year. References to years not specified as being JFYs are to calendar years.

Japan
GENERAL
Area and Population
     Japan, an archipelago in the western Pacific, consists of four main islands (Hokkaido, Honshu, Kyushu and Shikoku) which are mostly mountainous located in the same approximate range of latitude as the east coast of the United States north of Florida. The total area of Japan is approximately 146,000 square miles, which is slightly less than that of California and about 4% of the United States. It is bordered by the Sea of Japan to the west and north, and by the Pacific Ocean to the east and south.
     Japan has a total population of approximately 127.7 million (estimated as of April 2006). It has one of the highest population densities in the world and approximately 22% of its people (estimated as of October 1, 2004) are concentrated in three metropolitan areas (Tokyo, Osaka and Nagoya). Japan’s average annual rate of population increase during the years 2001-2005 was 0.10%. Japan’s population increased 0.04% during the 12 months ended January 1, 2006.
Government
     The legislative power in Japan is vested in the Diet, which currently consists of a House of Representatives having 480 members and a House of Councillors having 242 members. Members of both houses are elected by direct universal suffrage, except that some members of each house are elected by proportional representation. The power of the House of Representatives is superior to that of the House of Councillors in respect of approving the national budget and electing the Prime Minister.
     The executive power is vested in the Cabinet consisting of a Prime Minister, elected by the Diet from among its members, and other Ministers appointed by the Prime Minister, a majority of whom must be members of the Diet. The judicial power is vested in the Supreme Court and such lower courts as are established by law.
     Japan’s 47 prefectures, and its cities, towns and villages, have a certain degree of local autonomy through popularly elected legislative bodies and chief executives. The central government exercises its influence on local governments indirectly through financial aid and prescribing standards of local administration.
Political Parties
     Members of the House of Representatives are elected for four-year terms unless the House of Representatives is dissolved prior to expiration of their terms. The House of Representatives was dissolved on August 8, 2005 and an election was held on September 11, 2005. Three-hundred members were elected from single-member districts and 180 members were elected through a proportional representation process from 11 regional districts. The House of Councillors currently consists of 242 members who are elected for six-year terms with one-half of the membership being elected every three years. In an election in July 2004, 121 members were elected, of which 48 members were elected through a proportional representation system and 73 members were elected from 47 districts that correspond to one metropolis and 46 prefectures of Japan. Currently, the House of Councillors consists of 121 members who were elected in July 2001 and 121 members who were elected in July 2004.

     The following tables set forth the membership by political party of the House of Representatives as of June 8, 2006 and the House of Councillors as of September 12, 2006.

House of
Representatives
Liberal Democratic Party	292
Democratic Party of Japan and Club of Independents	113
New Komeito	31
Japanese Communist Party	9
Social Democratic Party	7
The People’s New Party and the New Party Nippon and Group of Independents	6
Independents	20
Vacancies	2

Total	480

House of
Councillors
Liberal Democratic Party	111
The Democratic Party and The Shin-Ryokufukai	82
New Komeito	24
Japanese Communist Party	9
Social Democratic Party	6
The People’s New Party, New Party Nippon	5
Independents	5
Vacancies	0

Total	242

International Organizations
     Japan is a member of the United Nations and other international organizations, including the International Monetary Fund, International Bank for Reconstruction and Development, International Development Association, International Finance Corporation, International Fund for Agricultural Development, Multilateral Investment Fund, Multilateral Investment Guarantee Agency, Asian Development Bank, African Development Bank, African Development Fund, European Bank for Reconstruction and Development, Inter-American Development Bank and Inter-American Investment Corporation. See “Subscriptions to International Financial Organizations”.

THE ECONOMY
General
     Japan has a highly advanced and diversified economy, which has developed in response to changing conditions in Japan and the world. During the era of high economic growth in the 1960s and the early 1970s, the expansion was based on the development of heavy industries consuming large quantities of resources. During the 1980s, there was rapid growth in high value-added industries, such as electronics and precision instruments, which employ high level technology and consume relatively low quantities of resources. The service sector of the economy grew significantly during the 1980s and 1990s.
     The Japanese economy experienced a significant downturn starting with the early 1990s, in the aftermath of the collapse of the “bubble” economy, which has been characterized by, among other things, a depreciation in asset values (particularly affecting the domestic real estate and securities markets), reduced capital investment and housing construction and the deterioration in credit quality of loans and other assets in the financial system. In the wake of failures of Japanese banks and other financial institutions, beginning in JFY 1997, a series of legislative measures were taken to stabilize the Japanese financial system, including legislation authorizing the Japanese government to temporarily nationalize financially troubled Japanese banks under certain circumstances. Several banks have been nationalized in recent years, and some of these banks have subsequently been returned to private sector ownership. The economic situation was extremely severe from the late 1990s to the early 2000s due to decreases in demand, including personal consumption, business investment and housing investment, reflecting the deterioration in consumer and corporate sentiments arising from concerns about employment prospects and the direction of the domestic and world economies.
     Since JFY 2002 the Japanese economy has shown signs of recovery, such as increases in corporate profits, exports and production. The provisional real growth rate of Japan’s GDP was 1.7% for JFY 2004 and 3.2% for JFY 2005, and Japan’s nominal GDP also grew by 1.8% for JFY 2005. In JFY 2006, the Japanese economy is expected to continue a moderate recovery led by private-sector demand.
Economic Policies
     In recent years, the Japanese government has implemented a series of policies intended to stimulate the Japanese economy, including fiscal stimulus packages, looser monetary policy, structural reform efforts, assistance to financial institutions and monitoring of the exchange rate between the yen and the United States dollar and other currencies.
     In June 2001, the Japanese government proposed a new policy package entitled “Structural Reform of The Japanese Economy: Basic Policies for Macroeconomic Management”, and is continuing to carry out economic and fiscal structural reforms. Additional economic recovery programs were established during JFY 2001 in order to support the policy package.
     The Japanese government’s structural reform efforts continued in JFY 2002, including the following:
•	June 2002. The government announced the “Basic Policies for Economic and Fiscal Policy Management and Structural Reform 2002”, focusing on reform in the areas of tax and government expenditures as well as deregulation for potential high growth sectors. This reform was launched in an effort to restore fiscal primary balance and to reallocate economic resources, and in turn, to establish a more competitive economic system suitable for the 21st century.

•	October 2002. The Japanese government compiled its “Comprehensive Measures to Accelerate Reforms” to strengthen policies designed to revitalize the Japanese economy.

•	December 2002. The Japanese government implemented the “Program to Accelerate Reforms”, which supplements and bolsters the “Comprehensive Measures to Accelerate Reforms”, announced in October 2002. The Japanese government also began to privatize special public corporations pursuant to the “Reorganization and Rationalization Plan for Special Public Corporations”.

•	January 2003. Concluding that deflation and non-performing loans are the two problems that most urgently need to be addressed, the Japanese government issued “Reform and Perspectives—FY2002 Revision”, which sets forth a revised policy that builds on previous policy packages to accelerate structural reforms. One of the Japanese government’s aims, according to this policy, is to hold the ratio of its general expenditures to GDP at or below the ratio for JFY2002 through FY2006 and achieve a surplus in the primary balance in the early 2010s.

     Based on an evaluation of the progress of structural reform, the Japanese government issued the “Basic Policies for Economic and Fiscal Management and Structural Reform 2003” in June 2003. These basic policies set out seven reforms: regulatory reform and establishment of special structural reform zones; reform to direct funds to the private sector as well as financial and industrial revitalization; tax reform; employment and human resource strategy; reform of the social security system; reform of central and local governments; and reform of the budget formulation process. In line with these basic policies, the Japanese government undertook further structural efforts in JFY 2003, including the following:
•	efforts aimed to eliminate the problem of non-performing loans by JFY 2004,

•	establishment of special zones for structural reform for such purposes as promotion of services dedicated to the betterment of individuals’ lives and creation of new business opportunities,

•	a major job creation program,

•	a program for the promotion of foreign direct investment into Japan,

•	formulation of Measures to Reform and Vitalize the Securities Market in May 2003,

•	use of the Industrial Revitalization Corporation to support viable but struggling companies, following the enactment of the Industrial Revitalization Corporation Law in April 2003, and

•	capital infusion or public management of certain formerly private banks to prevent financial crises.
     Based on the “Basic Policies for Economic and Fiscal Management and Structural Report 2004”, the government’s task after JFY2005 is to make further full-fledged efforts towards the implementation of reforms carried out thus far, such as the principles of “from Public Sector to Private Sector” and “from the State to the Regions”, and to establish a basis for growth under the changing circumstances facing Japan, such as a population decrease and changes in the international environment. In addition, the government intends to ensure a breakaway from deflation through its policy efforts together with the Bank of Japan. Under the “Economic Outlook for FY2005 and Basic Economic and Fiscal Management Measures”, the Japanese government will:
•	drive regulatory reform and opening up to the private sector in the fields directly relating to daily lives and contributing to create business chances;

•	aim to achieve a financial system which is satisfactory from the point of view of users of financial services;

•	take appropriate measures regarding the proportional across-the-board tax credit, the taxation of housing, financial services and securities;

•	further promote expenditure reforms based on the “Basic Principles of FY2005 Budget Formulation”;

•	implement necessary measures for the reforms of the state subsidy system, the transfer of tax sources and the reform of local allocation tax;

•	practice reforms of the social security system; and

•	promote regional revitalization that expands responsibility and authority of local governments.
     Based on the “Basic Policies for Economic and Fiscal Management and Structural Reform 2005”, the Japanese government has made efforts to realize what it refers to as a “small and efficient government” upon the completion of structural reform. In order to clear the road ahead for such a small and efficient government, the Government carried out reforms involving a shift from the public to the private sector and from the central to the local government, such as the privatization of Japan Post, the reform of policy-based finance, the introduction of marketization testing, and the reform of personal expenses for public employees. Under the “Economic Outlook for FY2006 and Basic Economic and Fiscal Management Measures”, the Japanese government will:
•	promote regulatory reform and open up to the private sector, paying serious attention to the “concrete measures” described in the “Second Report on the Promotion of Regulatory Reform and Opening up to the Private Sector”, and will submit a bill relating to marketization testing at the 2006 ordinary Diet session to ensure the introduction of marketization testing during fiscal 2006;

•	promptly enact legislation to serve as comprehensive regulation of financial and investment services, and steadily carry out measures to establish financial services infrastructure that meets the demands of users of financial services and is highly appreciated in the global market and that contributes to regional economies;

•	continuously advance the following three principles to restore a surplus in the fiscal budget by the early 2010s: small and efficient government, vitality, and transparency;

•	maintain and strengthen the basic policy of the “Budget for Reform Resolution” to work toward the realization of a small and efficient government;

•	take appropriate measures on personal income taxation, such as the abolition of a proportional across-the-board tax credit and measures concerning corporate taxation, land and housing taxation, international transactions taxation and liquor and tobacco taxation;

•	conduct reforms relating to government subsidies and local allocation taxes, and transfers of tax revenue sources;

•	implement reforms of medical care, nursing care and other health-related areas;

•	promote creation of new businesses, strengthen research and development activities and human resource developments, support small- and medium-sized businesses, encourage growth areas of business, form local industries and introduce efficient global logistic systems, and implement an action plan to facilitate the economic independence of young people;

•	enhance the flow of funds to small- and medium-sized businesses to support innovation and revitalization of such businesses;

•	promote regional revitalization measures targeting the vitalization of regional economies, based on know-how and innovation; and

•	further strengthen and expand policy efforts aimed at eradicating deflation, working together with the Bank of Japan.
Gross Domestic Product and National Income
     The following table sets forth information pertaining to Japan’s gross domestic product for JFY 2001 through JFY 2005.
     In November 2004, Japan announced revised GDP financial data for JFY 1994 through to JFY2003. The revisions were due to the implementation by Japan of a new chain-linking method for calculating GDP. The following data reflect the November 2004 revisions.
Gross Domestic Product

						Percentage
						of JFY
	JFY	JFY	JFY	JFY	JFY	2005
	2001	2002	2003	2004	2005	GDP
	(yen amounts in billions)
Total Consumption
Private sectors	¥282,370	¥282,482	¥282,419	¥285,160	¥289,869	57.4%
Public sectors	87,567	87,566	88,483	89,291	90,430	17.9

	369,937	370,047	370,902	374,451	380,299	75.3

						Percentage
						of JFY
	JFY	JFY	JFY	JFY	JFY	2005
	2001	2002	2003	2004	2005	GDP
	(yen amounts in billions)
Total Gross Capital Formation
Private sectors
Producers’ Durable Equipment	68,691	65,216	68,086	71,223	76,068	15.1
Residential Construction	18,496	17,888	17,897	18,304	18,437	3.6
Public sectors	32,011	29,900	27,125	24,021	23,989	4.7

	119,198	113,005	113,107	113,547	118,493	23.4

Additions to Business Inventories
Private sectors	(756)	(639)	298	(956)	(169)	0.0
Public sectors	98	114	119	257	235	0.0

	(657)	(525)	418	(699)	66	0.0

Net Exports of Goods and Services	3,869	6,197	9,195	8,930	6,502	1.3

Nominal Gross Domestic Expenditures	¥492,347	¥488,724	¥493,622	¥496,229	¥505,361	100.0%

Real Gross Domestic Expenditures(a)	¥500,388	¥506,013	¥517,560	¥526,385	¥543,134

Surplus of the Nation on Current Account Exports of Goods and Services and Other Receipts from Abroad	13,716	12,518	12,787	14,749	19,164
Less: Imports of Goods and Services and Other Payments Abroad	(5,174)	(4,477)	(4,001)	(4,721)	(5,960)

	8,542	8,041	8,786	10,029	13,204

Gross National Income	¥500,888	¥496,766	¥502,408	¥506,258	¥518,565

Percentage Changes of GDP from Previous Year
At Nominal Prices	-2.1%	-0.7%	1.0%	0.5%	1.8%
At Real Prices(a)	-0.8	1.1	2.3	1.7	3.2
Deflator	-1.3	-1.8	-1.3	-1.2	-1.3

(a)	Real prices are based on calendar year 2000.
Source: Economic and Social Research Institute, Cabinet Office.
     The following table sets forth information pertaining to Japan’s gross domestic product, as seasonally adjusted, for each of the eight quarters ended June 30, 2006.
     In November 2004, Japan announced revised GDP financial data for JFY 1994 through to JFY2004. The revisions were due to the implementation by Japan of a new chain-linking method for calculating GDP. The following data reflect the November 2004 revisions.
Quarterly Gross Domestic Product(a)

	JFY 2004			JFY 2005				JFY 2006
	Second	Third	Fourth	First	Second	Third	Fourth	First
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
	(yen amounts in billions)
Nominal Gross Domestic Expenditures(b)	¥496,288	¥495,074	¥498,667	¥502,176	¥503,228	¥506,393	¥509,161	¥510,792

Real Gross Domestic Expenditures(b)(c)	¥525,896	¥524,806	¥532,075	¥537,997	¥540,456	¥545,800	¥550,228	¥551,545

Percentage Changes of GDP from Corresponding Quarter of Previous Year At Nominal Prices(d)	1.1%	-0.1%	0.1%	1.5%	1.4%	2.1%	2.4%	1.6%
At Real Prices(c)(d)	2.4	0.4	1.4	2.6	2.8	3.7	3.6	2.5
Deflator	-1.3	-0.4	-1.2	-1.1	-1.3	-1.6	-1.2	-0.8

(a)	Quarterly GDP financial data are subject to change.

(b)	Numbers are based on seasonally-adjusted GDP figures.

(c)	Real prices are based on calendar year 2000.

(d)	Percentage changes are based on original GDP figures.
Source: Economic and Social Research Institute, Cabinet Office.
     The following table sets forth national income for JFY 2000 through JFY 2004.
National Income

	JFY	JFY	JFY	JFY	JFY
	2000	2001	2002	2003	2004
		(yen amounts in billions)
Domestic Factor Income	¥371,598	¥360,952	¥355,785	¥358,397	¥361,013
Net Income from Abroad	6,950	8,542	8,041	8,786	10,029

National Income at Current Prices	¥378,548	¥369,494	¥363,826	¥367,183	¥371,042

Percentage Changes of Income at Current Prices from Previous Fiscal Year	1.5%	-2.4%	-1.5%	0.9%	1.1%

Source:	Economic and Social Research Institute, Cabinet Office.
Industry
     The following table sets forth the proportion of gross domestic product contributed by major industrial sectors of the economy for 2000 through 2004. These figures have been revised to reflect the new method for calculating GDP, as discussed above.
GDP by Industrial Sectors (at nominal prices)

	2000	2001	2002	2003	2004
Industry
Agriculture, Forestry and Fisheries	1.8%	1.7%	1.7%	1.7%	1.7%
Mining	0.1	0.1	0.1	0.1	0.1
Manufacturing	22.2	21.0	20.7	20.9	21.0
Construction	7.4	7.1	6.8	6.7	6.4
Electric Power Generation, Gas and Water	2.7	2.8	2.7	2.6	2.6
Wholesale and Retail Trade	14.1	14.0	13.8	13.4	13.5
Finance and Insurance	6.1	6.4	6.9	7.0	6.7
Real Estate	11.5	11.8	12.1	12.2	12.1
Transportation and Communication	6.9	7.0	7.1	7.0	7.0
Services	20.5	20.9	21.2	21.3	21.3

Total	93.3	92.8	93.1	92.9	92.4
Public Services
Electric Power Generation, Gas and Water	0.9	1.0	1.0	1.0	1.0
Services	2.7	2.8	2.8	2.8	2.7
Public Administration	5.5	5.6	5.8	5.7	5.7

Total	9.1	9.3	9.6	9.5	9.4
Non-Profit Services	1.8	1.8	1.9	1.9	1.9

Total	104.3%	104.0%	104.7%	104.4%	103.8%

Source:	Economic and Social Research Institute, Cabinet Office, Annual Report on National Accounts.

Energy
     The following table sets forth the total amounts of primary energy supplied and the percentages supplied by different sources for JFY 2000 through JFY 2004.

		Sources of Primary Energy Supplied
	Total Primary Energy
JFY	Supplied (peta-joule)	Oil	Coal	Nuclear	Natural Gas	Other
2000	23,621	50.8%	18.1%	12.2%	13.0%	5.9%
2001	22,873	49.1	19.1	12.4	13.4	5.9
2002	22,977	49.7	19.6	11.3	13.6	5.8
2003	23,046	50.0	20.2	9.1	14.4	6.3
2004	23,674	48.1	21.4	10.5	13.9	6.1

Source:	Agency of Natural Resources and Energy, Ministry of Economy, Trade and Industry, Report on Energy Supply and Demand.
     The table below sets forth information regarding crude oil imports for JFY 2001 through JFY 2005.

	JFY	JFY	JFY	JFY	JFY
	2001	2002	2003	2004	2005
Volume of imports (thousand kilo-liters per day)	652	671	671	672	682
Cost of imports (c.i.f. in billions of yen)	¥4,435	¥5,150	¥5,132	¥6,065	¥8,823
Average price (c.i.f. in yen kilo-liters)	¥18,645	¥21,034	¥20,955	¥24,741	¥35,460

Source:	Customs and Tariff Bureau, Ministry of Finance.
     Japan has historically depended on oil for most of its energy requirements and almost all its oil is imported, mostly from the Middle East. Oil price movements thus have a major impact on the domestic economy. Recently, as the demand for oil in emerging economies such as China and India has expanded and the geopolitical tension in the Middle East worsened, crude oil prices increased significantly.
     Japan has worked to reduce its dependence on oil by encouraging energy conservation and the use of alternative fuels. In addition, a restructuring of industry, with emphasis shifting from primary industries to processing and assembly type industries and from manufacturing industry to service industry, has also contributed to the reduction of oil consumption.
     The following table sets forth information relating to total electric power generating capacity and electric power generation for JFY 2000 through JFY 2004.

	JFY	JFY	JFY	JFY	JFY
	2000	2001	2002	2003	2004
Electric power generating capacity(a):			(megawatts)

Fossil Fuel	166,648	168,729	172,889	174,721	177,472
Nuclear	45,248	45,907	45,907	45,742	47,122
Hydro-electric	46,325	46,387	46,545	46,781	46,803
Other	617	708	787	1,043	1,304

Total	258,838	261,730	266,129	268,287	272,701

Electric power generation:

Fossil Fuel	669,177	658,475	710,575	745,488	747,069
Nuclear	322,050	319,859	295,095	240,013	282,442
Hydro-electric	96,817	93,872	91,801	104,138	103,147
Other	3,457	3,683	3,789	4,317	4,683

Total	1,091,500	1,075,890	1,101,260	1,093,956	1,137,341

(a)	At the end of fiscal year — March 31.
Source: Handbook of Electric Power Industry, Agency for Natural Resources and Energy, Ministry of Economy, Trade and Industry.

Price Indices
     The table below sets forth information concerning changes in Japan’s wholesale and consumer price indices for the periods indicated.

	Corporate Goods		Consumer Price
	Price Index(a)		Index(b)
		Annual		Annual
	Index(c)	% Change	Index	% Change
2001	97.7	-2.3	100.5	-0.7
2002	95.7	-2.0	100.6	-0.9
2003	94.9	-0.8	100.3	-0.3
2004	96.1	1.3	100.3	0.0
2005	97.7	1.7	100.0	-0.3

(a)	All commodities. Calendar year 2000=100. Source: Domestic Corporate Goods Price Index, Bank of Japan.

(b)	General index. Calendar year 2005=100. Source: Consumer Price Index, Statistics Bureau, Ministry of Internal Affairs and Communications.

(c)	Indices are calculated using the monthly averages.
Labor
     Japan’s labor force expanded steadily until 1998 but has been decreasing since 1999. In 2004, the average employment was estimated at 63.3 million, of which 27.5% were employed in mining, manufacturing and construction, 4.5% were employed in agriculture, forestry and fisheries, and 68.0% in services and other sectors. In 2005, the average employment was estimated at 63.6 million, of which 27.0% were employed in mining, manufacturing and construction, 4.4% were employed in agriculture, forestry and fisheries, and 68.6% were employed in services and other sectors. The unemployment rate (seasonally adjusted) in Japan gradually increased from 1990 to 2002, but has gradually decreased since 2003. It ranged between 4.2% and 4.6% during 2005. The unemployment rate was 4.0% for May, 4.2% for June and 4.1% for July, the most recent three months for which statistics are available.
     The table below sets forth information regarding wage index (total cash earnings (nominal)) and industrial production index (manufacturing and mining) for the periods indicated.

			Industrial
	Wage Index(a)		Production Index(b)
		Annual		Annual
	Index	% Change	Index	% Change
2001	98.4	-1.6	93.2	-6.8
2002	95.5	-2.9	92.0	-1.3
2003	94.8	-0.7	95.0	3.3
2004	94.1	-0.7	100.2	5.5
2005	94.7	0.6	101.3	1.1

(a)	Calendar year 2000=100. Source: Monthly Labour Survey, Ministry of Health, Labour and Welfare.

(b)	Calendar year 2000=100. Source: Ministry of Economy, Trade and Industry.

(c)	Indices are calculated using the monthly averages.

FOREIGN TRADE AND BALANCE OF PAYMENTS
Foreign Trade
     Japan is one of the leading trading nations of the world, ranking third to Germany and the United States in merchandise exports and ranking sixth in merchandise imports among the IMF member countries in 2003.
     The trade surplus expanded from ¥6,564 billion in 2001 ¥11,954 billion in 2004 as exports increased and imports remained at the same level. However, imports grew faster than exports in 2005, and as a result of this, trade surplus declined to ¥8,708 billion compared to ¥11,954 billion in the previous year.
     The following tables set forth information relating to foreign trade for the years indicated. In these tables exports are stated on an f.o.b. basis and imports on a c.i.f. basis. Monetary figures are based on actual movements of goods as calculated by the Ministry of Finance. (This method of computation differs from that used in calculating balance of payments, in which both exports and imports are stated on an f.o.b. basis.)
Foreign Trade of Japan

							Terms of
	Value Index(a)		Quantum Index(a)		Unit Value(a) Index		Trade(b)
	Exports	Imports	Exports	Imports	Exports	Imports	Index
2001	94.8	103.6	90.5	98.0	104.7	105.7	99.1
2002	100.9	103.1	97.7	100.0	103.2	103.2	100.1
2003	105.6	108.4	102.5	107.1	103.0	101.2	101.8
2004	118.4	120.2	113.4	114.6	104.4	104.9	99.5
2005	127.1	139.1	114.4	117.9	111.1	118.0	94.2

(a)	Calendar year 2000=100.

(b)	Unit value index of exports divided by unit value index of imports, multiplied by 100.

Source:	Japan Tariff Association, Ministry of Finance.

Composition of Japan’s Exports and Imports

	2001		2002		2003		2004		2005
				(yen amounts in billions)
JAPAN’S EXPORTS
Textile Products	¥916	1.9%	¥918	1.8%	¥900	1.7%	¥932	1.5%	¥919	1.4%
Metals and Metal Products	2,889	5.9	3,227	6.2	3,388	6.2	4,061	6.6	4,770	7.3
Machinery and Equipment:
Ships	1,003	2.0	1,124	2.2	1,101	2.0	1,252	2.0	1,255	1.9
Motor Vehicles	7,211	14.7	8,775	16.8	8,895	16.3	9,214	15.1	9,929	15.1
TV and Radio Receivers	484	1.0	569	1.1	584	1.1	591	1.0	489	0.7
Motorcycles	574	1.2	561	1.1	533	1.0	596	1.0	674	1.0
Scientific and Optical Instruments	2,504	5.1	1,897	3.6	2,038	3.7	2,499	4.1	2,478	3.8
Other	23,749	48.5	24,616	47.2	26,146	47.9	29,546	48.3	30,855	47.0

Total Machinery and Equipment	35,525	72.5	37,542	72.0	39,297	72.0	43,698	71.4	45,679	69.6
Chemicals	3,739	7.6	4,174	8.0	4,525	8.3	5,221	8.5	5,848	8.9
Foods and Beverages	364	0.7	269	0.5	267	0.5	283	0.5	319	0.5
Other Exports	5,546	11.3	5,979	11.5	6,171	11.3	6,976	11.4	8,121	12.4

Grand Total	¥48,979	100.0%	¥52,109	100.0%	¥54,548	100.0%	¥61,170	100.0%	¥65,657	100.0%

JAPAN’S IMPORTS
Foods and Beverages	¥5,251	12.4%	¥5,282	12.5%	5,105	11.5	¥5,302	10.8%	¥5,559	9.8%
Raw Materials	2,586	6.1	2,522	6.0	2,659	6.0	3,079	6.3	3,505	6.2
Chemicals	3,101	7.3	3,239	7.7	3,458	7.8	3,816	7.8	4,321	7.6
Mineral Fuels:
Petroleum	4,718	11.1	4,573	10.8	5,328	12.0	6,065	12.3	8,823	15.5
Coal	753	1.8	786	1.9	744	1.7	1,094	2.2	1,513	2.7
Other	3,053	7.2	2,815	6.7	3,278	7.4	3,512	7.1	4,224	7.4

Total Mineral Fuel	8,524	20.1	8,174	19.4	9,350	21.1	10,671	21.7	14,560	25.6
Machinery and Equipment	13,216	31.2	13,434	31.8	13,974	31.5	15,394	31.3	16,815	29.5
Other Imports	9,738	23.0	9,576	22.6	9,817	22.1	10,955	22.3	12,190	21.4

Grand Total	¥42,416	100.0%	¥42,228	100.0%	¥44,362	100.0%	¥49,217	100.0%	¥56,949	100.0%

Source:	The Summary Report on Trade of Japan, Japan Tariff Association, Ministry of Finance.

Geographic Distribution of Japan’s Exports and Imports

	2001		2002		2003		2004		2005
JAPAN’S EXPORTS
Asia	¥19,732	40.3%	¥22,439	43.1%	¥25,318	46.4%	¥29,637	48.4%	¥31,796	48.4%
China	3,764	7.7	4,980	9.6	6,635	12.2	7,994	13.1	8,837	13.5
(Asia NIES)	10,626	21.7	11,805	22.7	12,803	23.5	15,103	24.7	15,958	24.3
(ASEAN)	6,592	13.5	6,970	13.4	7,080	13.0	7,893	12.9	8,340	12.7
Oceania	1,131	2.3	1,278	2.5	1,416	2.6	1,603	2.6	1,714	2.6
Australia	933	1.9	1,039	2.0	1,147	2.1	1,277	2.1	1,370	2.1
North America	15,509	31.7	15,791	30.3	14,267	26.2	14,557	23.8	15,777	24.0
U.S.A.	14,711	30.0	14,873	28.5	13,412	24.6	13,731	22.4	14,805	22.5
Canada	797	1.6	918	1.8	855	1.6	826	1.4	972	1.5
Central and South America	2,168	4.4	2,036	3.9	1,930	3.5	2,345	3.8	2,760	4.2
Western Europe	8,326	17.0	8,164	15.7	8,929	16.4	9,790	16.0	9,740	14.8
EU	7,810	15.9	7,663	14.7	8,351	15.3	9,462	15.5	9,652	14.7
Central and Eastern Europe, Russia etc.	297	0.6	364	0.7	554	1.0	841	1.4	1,133	1.7
Russia	87	0.2	118	0.2	204	0.4	337	0.6	495	0.8
Middle East	1,277	2.6	1,423	2.7	1,489	2.7	1,565	2.6	1,823	2.8
Africa	538	1.1	614	1.2	645	1.2	828	1.4	904	1.4

Total	¥48,979	100.0%	¥52,109	100.0%	¥54,548	100.0%	¥61,170	100.0%	¥65,657	100.0%

JAPAN’S IMPORTS
Asia	¥17,987	42.4%	¥18,358	43.5%	¥19,727	44.5%	¥22,224	45.2%	¥25,279	44.4%
China	7,027	16.6	7,728	18.3	8,731	19.7	10,199	20.7	11,975	21.0
(Asia NIES)	4,642	10.9	4,440	10.5	4,512	10.2	5,044	10.2	5,602	9.8
(ASEAN)	6,604	15.6	6,465	15.3	6,780	15.3	7,298	14.8	8,013	14.1
Oceania	2,090	4.9	2,074	4.9	2,068	4.7	2,457	5.0	3,098	5.4
Australia	1,756	4.1	1,753	4.2	1,744	3.9	2,103	4.3	2,706	4.8
North America	8,622	20.3	8,140	19.3	7,704	17.4	7,680	15.6	8,067	14.2
U.S.A.	7,671	18.1	7,237	17.1	6,825	15.4	6,763	13.7	7,074	12.4
Canada	941	2.2	895	2.1	871	2.0	910	1.8	985	1.7
Central and South America	1,178	2.8	1,198	2.8	1,210	2.7	1,488	3.0	1,767	3.1
Western Europe	5,981	14.1	6,081	14.4	6,322	14.3	6,830	13.9	7,056	12.4
EU	5,412	12.8	5,482	13.0	5,670	12.8	6,209	12.6	6,470	11.4
Central and Eastern Europe, Russia etc.	623	1.5	570	1.3	653	1.5	814	1.7	924	1.6
Russia	468	1.1	410	1.0	490	1.1	617	1.3	683	1.2
Middle East	5,384	12.7	5,095	12.1	5,928	13.4	6,782	13.8	9,664	17.0
Africa	551	1.3	710	1.7	749	1.7	941	1.9	1,092	1.9

Total	¥42,416	100.0%	¥42,228	100.0%	¥44,362	100.0%	¥49,217	100.0%	¥56,949	100.0%

Source:	The Summary Report on Trade of Japan, Japan Tariff Association, Ministry of Finance.
Balance of Payments
     In 2001, the Current Account surplus decreased to ¥10,652 billion, principally due to a decrease in Exports and an increase in Imports. In 2002, however, the Current Account surplus rebounded to ¥14,140 billion, as Exports increased while Imports slightly decreased. In 2003, the Current Account surplus increased to ¥15,767 billion, primarily due to an increase in the Trade Balance and a decrease in the deficit in Services. In 2004, the Current Account surplus expanded further to ¥18,618 billion due to a substantial increase in exports that outpaced growth in imports. In 2005, the Current Account surplus decreased slightly to ¥18,259 billion, primarily due to a decrease in the Trade Balance surplus.

Balance of Payments of Japan

	2001	2002	2003	2004	2005
Current Account	¥10,652	¥14,140	¥15,767	¥18,618	¥18,259
Balance on Goods and Services	3,212	6,469	8,355	10,196	7,693
Trade Balance(a)	8,401	11,550	11,977	13,902	10,335
Exports (f.o.b.)	46,584	49,480	51,934	58,295	62,632
Imports (f.o.b.) (a)	38,182	37,929	39,958	44,393	52,297
Services(a)	(5,189)	(5,081)	(3,622)	(3,706)	(2,642)
Income	8,401	8,267	8,281	9,273	11,382
Current Transfers	(960)	(596)	(870)	(851)	(816)
Capital and Financial Account(b)	(6,173)	(8,478)	7,734	1,737	(14,007)
Balance on Financial Account	(5,826)	(8,056)	8,201	2,250	(13,458)
Assets	343	322	1,280	(21,390)	(13,550)
Liabilities	(6,169)	(8,378)	6,921	23,640	92
Capital Account	(346)	(422)	(467)	(513)	(549)
Changes in Reserve Assets	(4,936)	(5,797)	(21,529)	(17,268)	(2,456)
Errors and Omissions	457	135	(1,972)	(3,088)	(1,796)

(a)	Numbers were revised on June 30, 2005 to reflect a new method of calculating shipments.

(b)	Numbers in parentheses indicate outflows of capital resulting from either increases in assets or decreases in liabilities.
Source: Balance of Payments Monthly, Bank of Japan.
Official Foreign Exchange Reserves
     The following table shows the breakdown of Japan’s official foreign exchange reserves as of the end of the years indicated.
Official Foreign Exchange Reserves(a)

			IMF	Special
		Foreign	Reserve	Drawing
As of December 31,	Gold(b)	Exchange	Position	Rights	Total
			(in millions)
2001	$6,803	$387,727	$5,051	$2,378	$401,959
2002	8,542	451,458	7,203	2,525	469,728
2003	10,241	652,790	7,733	2,765	673,529
2004	10,776	824,264	6,701	2,802	844,543
2005	12,621	828,813	2,878	2,585	846,897

(a)	The foreign exchange reserves, which are officially recorded in U.S. dollars by the Ministry of Finance, do not include: (i) net balance of bilateral accounts between the Bank of Japan and foreign central banks, and (ii) foreign exchange holdings of commercial banks.

(b)	Until 1999, gold was valued at SDR 35 per ounce. Since 2000, the valuation of gold has been changed to reflect marked-to-market values.
Source: International Reserves/Foreign Currency Liquidity, Ministry of Finance.
Foreign Exchange Rates
     The following table sets forth the high, low and average daily interbank rate for the U.S. dollar in the Tokyo foreign exchange market for the years indicated.

	2001	2002	2003	2004	2005
Average (Central Rate)	¥121.58	¥125.14	¥115.94	¥108.17	¥110.21
High	132.08	135.04	121.48	114.80	121.40
Low	113.57	115.63	106.93	101.83	101.87

Source:	Foreign Exchange, Bank of Japan.

FINANCIAL SYSTEM
The Bank of Japan and Monetary Policy
     The Bank of Japan (‘BOJ’), with 55% of its capital owned by the government, is the central bank and sole issuing bank, as well as the depository and fiscal agent for the government. As of September 10, 2006, the BOJ had total assets of ¥112,192 billion.
     One of the missions of the BOJ is to contribute to the sound development of the national economy, through the pursuit of price stability. In order to fulfill this mission, the BOJ controls the overall volume of money in the economy and interest rates on a daily basis through market operations, along with monetary policy decided by the BOJ Policy Board. Since March 2001, the BOJ had implemented a quantitative easing policy by conducting money market operations to adjust the outstanding balance of the current accounts at the BOJ. It was introduced to provide ample liquidity for restoring Japan’s economy on a sustainable growth path. Based on economic revitalization, the BOJ announced the end of quantitative easing policy in March 2006 and changed the operating target of money market operations to the uncollateralized overnight call rate, and decided to encourage the rate to remain at effectively zero percent. Subsequently, in June 2006, the BOJ decided to raise the target rate to 0.25%, marking the end of 5-year zero interest rate policy.
     The following table sets forth the principal economic indicators relating to monetary policy from 2001 through 2005.

	Current	Monetary Base				Loan and Discounts
	Account	Average Amounts				Domestically Licensed
	Balance	Outstanding		Money (Stock)(a)		Banks
			Annual%		Annual%		Annual%
		Total	Change	Total(b)	Change	Total(c)	Change
				(yen amounts in billions)
2001	¥6,361	¥69,302	7.4%	¥646,803	2.8%	¥448,223	-3.4%
2002	16,387	87,111	25.7	668,197	3.3	431,642	-3.7
2003	26,991	101,429	16.4	679,484	1.7	413,853	-4.1
2004	32,750	108,654	7.1	692,057	1.9	404,000	-2.4
2005	32,715	110,798	2.0	704,974	1.9	408,548	1.1

(a)	Cash and demand, savings and time deposits, generally referred to as “M2 plus CD”.

(b)	Average amounts outstanding.

(c)	At the end of each calendar year indicated.
Source: Financial and Economic Statistics Monthly and Bank of Japan Statistics, Bank of Japan.
Government Financial Institutions
     The activities of private institutions are supplemented by a number of financial institutions under government supervision, whose senior officials are appointed or approved by the government and whose funds are supplied principally by the government. Among these are the Development Bank of Japan whose main purpose is to supplement and encourage the lending and other services provided by ordinary financial institutions, and Japan Bank for International Cooperation whose main purpose is to contribute to the sound development of Japan and the international economy and society through undertaking lending and other financial operations. They also include The Shoko Chukin Bank, Japan Finance Corporation for Municipal Enterprises, National Life Finance Corporation, The Government Housing Loan Corporation, Agriculture, Forestry and Fisheries Finance Corporation, The Okinawa Development Finance Corporation, and Japan Finance Corporation for Small and Medium Enterprise, whose purposes are to supplement private financing in their respective fields of activity.
Private Financial Institutions
     According to the Financial Service Agency, the private banking system included five city banks, as of April 1, 2006, and 112 local banks (including the Saitama Resona Bank), as of January 1, 2006, whose business corresponds roughly to that of commercial banks in the United States, as well as four major trust banks.

     There are also credit associations, credit cooperative associations, labor credit associations and the national federations of each of such associations, which are engaged mainly in making small business loans. Agriculture cooperatives, prefectural credit federations of such cooperatives and The Norinchukin Bank operate in the field of agricultural credit.

GOVERNMENT FINANCE
Revenues, Expenditures and Budgets
     The responsibility for the preparation of the budget and the administration of government finances rests with the Ministry of Finance. The fiscal year commences on April 1, and the Cabinet usually submits the budget to the Diet for its decision in the preceding January. Supplementary budgets revising the original budget may be submitted to the Diet from time to time during the fiscal year.
     The Japanese government’s FY2006 budget was formed in accordance with following basic guidelines.
•	Based on the “Basic Policies for Economic and Fiscal Management and Structural Reform 2005”, the government is to maintain and strengthen its commitment in the fiscal restructuring policy, and the government will continue to limit the size of goverment.

•	Reviews of all expenditure items will be carried out more strictly than ever before and containment of expenditure levels and prioritization and efficiency improvement in budget allocation will be implemented across the board, to improve the general government’s primary balance and limit the issuance of government bonds to the minimum level.
     Based on the above concepts, the JFY 2006 budget sets the general account total expenditures at a level lower than the provisional general account total expenditures for JFY 2005.
     The fiscal and financial operations of the government and its agencies are budgeted and recorded in the following three sets of accounts:
•	General Account. The General Account is used primarily to record operations in basic areas of governmental activity.

•	Special Accounts. Special Accounts are set up for certain government functions to achieve more effective budgetary control and administration. Special Accounts can be generally classified as follows: (i) government activities of a specialized nature such as postal services, postal savings, national forest services and road improvement, (ii) control programs under which certain items such as foodstuffs and foreign exchange are bought, financed and sold, (iii) insurance funds which transact all government insurance business, including welfare insurance, labor insurance and postal life insurance, (iv) investment accounts which invest in various loans and securities, including obligations of the government and Government Affiliated Agencies, and (v) other special accounts such as the Government Bonds Consolidation Fund.

•	Government Affiliated Agencies. Government Affiliated Agencies are government-owned corporations which consist of six financial corporations and two special banks.
     The settlement of accounts for revenues and expenditures is made by the Ministry of Finance, based on reports submitted by the respective Ministers. The settlement of accounts is required by law to be audited annually in detail by the Board of Audit, an organ independent of the Cabinet, and submitted by the Cabinet to the Diet in the following fiscal year.
     The following tables set forth information with respect to the General Account, the Special Accounts and the Government Affiliated Agencies for JFY 2001 through JFY 2004, the provisional results or budget for JFY 2005 and the budget for JFY 2006.

Summary of Consolidated General and Special Accounts(a)

					JFY
					2005
					(Provisional
					results as of
	JFY	JFY	JFY	JFY	December 31,	JFY
	2001	2002	2003	2004	2005)	2006 Budget
	(in billions)
REVENUES
Total Revenues, General Account	¥86,903	¥87,289	¥85,623	¥88,898	¥89,037	¥79,686
Total Revenues, Special Accounts	396,224	399,746	385,755	419,300	462,233	492,796
Less: Inter-Account Transactions(b)	207,400	219,958	219,676	229,028	260,115	283,031

Total Consolidated Revenues	¥275,727	¥267,077	¥251,702	¥279,170	¥291,154	¥289,451

EXPENDITURES
Total Expenditures, General Account	¥84,811	¥83,674	¥82,416	¥84,897	¥88,951	¥79,686
Total Expenditures, Special Accounts	363,337	373,898	357,691	376,033	409,347	460,386
Less: Inter-Account Transactions(b)	199,805	212,196	209,253	227,609	258,696	281,376

Total Consolidated Expenditures	¥248,343	¥245,376	¥230,854	¥233,321	¥239,602	¥258,695

Surplus of Consolidated Revenues over Consolidated Expenditures	¥27,384	¥21,701	¥20,848	¥45,849	¥51,552	¥30,756

(a)	Because of the manner in which the government accounts are kept, it is not practicable to show a consolidation of the Government Affiliated Agencies with the General and Special Accounts.

(b)	Inter-Account Transactions include transfers between the General Account and the Special Accounts, transfers between the Special Accounts, and transfers between sub-accounts of the Special Accounts.
Source: Budget, Ministry of Finance.
General Account

						JFY	JFY
						2005	2006
	JFY	JFY		JFY	JFY	(Revised	(Initial
	2001	2002		2003	2004	budget)(b)	Budget)
	(in billions)
REVENUES
Tax and Stamp Revenues	¥47,948	¥43,833		¥43,282	¥45,589	¥47,042	¥45,878
Carried-over Surplus	4,040	2,092		3,615	3,207	1,682	62
Government Bond Issues	30,000	34,968		35,345	35,490	33,469	29,973
Income from operation	—	—		17	17	17	17
Gains from deposition of assets	—	—		441	403	256	214
Miscellaneous Receipts	4,915	6,396		2,923	4,192	4,240	3,542

Total Revenues	¥86,903	¥87,289		¥85,623	¥88,898	¥86,705	¥79,686

EXPENDITURES
Local Allocation Tax Grants, etc.	¥16,706	¥16,479		¥17,399	¥17,662	¥17,441	¥14,558
National Debt Service	15,829	15,600		15,544	17,515	19,620	18,762
Social Security	19,291	19,633		19,720	20,286	20,823	20,574
Public Works	10,820	9,162		9,359	8,236	8,015	7,201
Education and Science	6,677	6,731		6,472	6,149	5,779	5,267
National Defense	4,969	4,920		4,927	4,898	4,896	4,814
Government Employee Pensions and Others	1,350	1,282		1,207	1,136	1,069	999
Economic Assistance	961	838		900	880	772	722
Major Foodstuff Measures	738	735		744	652	671	636
Energy Measures	632	563		557	504	493	471
Small and Medium-sized Businesses	425	628		241	288	243	162
Transfer to the Industrial Investment Special Account	664	2,034		102	98	71	48
Financial aid upon repayment of Public Investments in connection with the Structural Reform	—	—		—	1,281	1,130	0
Miscellaneous	5,749	5,070		5,243	5,312	5,382	5,122
Contingencies	0	0		0	0	300	350
Other Expenditures	0	1	(a)	0	0	0	0

Total Expenditures	¥84,811	¥83,674		¥82,416	¥84,897	¥86,705	¥79,686

Surplus of Revenues over Expenditures	¥2,092	¥3,615		¥3,207	¥4,001	¥—	¥—

(a)	The JFY 2002 data include a reversal of funds to make up for deficits incurred in connection with the JFY 2001 settlement of accounts.

(b)	As of the date of this Annual Report on Form 18-K, the provisional results for JFY 2005 General Accounts are not available.
Source: Budget, Ministry of Finance.
Special Accounts

									JFY
									2005
									(Provisional
									results as of		JFY
	JFY		JFY		JFY		JFY		December 31,		2006
	2001		2002		2003		2004		2005)		Budget (Initial)
	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.
Fiscal Loan Program Funds	¥58,453	¥55,544	¥45,027	¥41,418	¥52,104	¥48,418	¥60,461	¥56,783	¥48,023	¥44,187	¥72,840	¥70,397
Government Bonds Consolidation Fund	138,538	124,337	154,193	142,293	169,141	154,202	193,632	164,200	232,418	191,283	249,740	224,740
Foreign Exchange Fund	2,189	15	1,901	166	3,668	23	2,253	27	2,970	448	3,192	1,056
Local Allocation and Local Transfer Tax	61,005	60,273	64,573	63,889	67,427	66,673	69,875	68,108	72,869	70,913	73,138	71,664
Measures for Petroleum and the Advancement of Energy Demand and Supply Structure	1,144	621	1,013	474	1,685	1,156	2,311	1,805	2,705	2,445	2,190	2,169
National Schools(a)	2,974	2,854	3,293	2,985	3,006	2,959	—	—	—	—	—	—
Welfare Insurances	39,772	39,391	40,352	40,510	40,773	41,091	42,651	42,277	52,702	52,697	45,324	45,324
Seamen’s Insurances	83	86	75	79	76	73	72	67	69	66	69	64
National Hospitals(a)	1,078	1,059	1,034	993	1,006	973	—	—	—	—	—	—
National Advanced Medical Center	—	—	—	—	—	—	150	148	169	169	158	158
National Pensions	23,354	22,063	22,069	20,729	22,698	21,210	23,313	21,917	25,249	24,448	24,873	24,873
Foodstuff Control	4,092	4,083	3,969	3,960	3,509	3,454	2,490	2,477	2,735	2,735	3,279	3,279
Agricultural Mutual Aid Reinsurance	114	47	115	52	167	142	116	88	107	77	126	114
National Forest Service	505	500	522	512	530	523	535	530	579	582	427	427
National Land Improvement	620	603	611	578	597	559	530	512	647	636	516	516
Trade Reinsurance	192	37	242	79	269	20	365	24	520	151	484	158
Compensation Reinsurance for Motor Vehicle Damages	2,967	573	868	761	819	675	544	474	303	237	178	115
Harbor Improvement	552	510	508	482	451	432	426	409	442	437	330	330
Airport Improvement	559	528	516	479	506	476	528	461	572	530	572	572
Postal Service(b)	6,976	6,985	6,752	6,741	—	—	—	—	—	—	—	—
Postal Savings(b)	12,136	10,930	13,100	10,391	—	—	—	—	—	—	—	—
Postal Life Insurance(b)	19,030	15,087	18,218	18,218	—	—	—	—	—	—	—	—
Labor Insurance	8,848	8,294	8,870	8,100	8,122	7,313	8,170	6,809	8,992	7,625	8,910	8,126
Road Construction and Improvement	5,933	5,041	5,642	4,849	5,302	4,349	5,459	4,702	5,160	5,144	3,724	3,724
Others	5,110	3,876	6,280	5,159	3,900	2,970	5,420	4,214	5,001	4,535	2,725	2,578

Total Revenues and Expenditures(c)	¥396,224	¥363,337	¥399,746	¥373,898	¥385,755	¥357,691	¥419,300	¥376,033	¥462,233	¥409,347	¥492,796	¥460,386

(a)	Accounts abolished after April, 1, 2004.

(b)	Removed from the national budget as the postal services were reorganized into a public corporation effective April 1, 2003.

(c)	Without adjustment for inter-account transactions. Total Revenues and Expenditures may differ from the actual totals of the listed accounts due to rounding.
Source: Budget, Ministry of Finance.
Government Affiliated Agencies

									JFY		JFY
									2005		2006
	JFY		JFY		JFY		JFY		Budget		Budget
	2001		2002		2003		2004		(Revised)(a)		(Initial)
	(in billions)
	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.
Total	¥6,584	¥6,628	¥5,864	¥5,997	¥5,433	¥5,206	¥5,066	¥4,563	¥5,094	¥4,699	¥4,712	¥4,284

(a)	As of the date of this Annual Report on Form 18-K, the JFY 2005 provisional results are not available.
Source: Budget, Ministry of Finance.
Tax Structure
     The central government derives tax revenues through taxes on income, consumption and property. The taxes on income, consumption and property account for 56.7%, 38.2% and 5.1%, respectively, of the total central government tax revenues in the JFY 2006 budget.

     The individual income tax is progressive, with rates currently ranging from 10% to 37% of taxable income, and scheduled to range from 5% to 40% starting January 1, 2007 (with additional local taxes ranging from 5% to 13% being currently levied, scheduled to become a 10% single rate starting April 1, 2007). Interest income is generally taxed at the rate of 20%, including both national and local taxes, separately from other types of income, and subject to certain exemptions. The corporate tax is based on a rate of 30% except that, for small and medium corporations, the first ¥8 million of income is taxed at 22%. In addition, individuals and corporations are subject to local income taxation.
     In JFY 2003 and 2004, the Japanese government implemented numerous tax measures. These measures include tax cuts in the total amount of ¥1.5 trillion in JFY 2004. Also, a new tax treaty was signed between Japan and the United States in November 2003 and became effective in March 2004, which is expected to contribute to the economic revitalization of Japan. For example, the treaty provides a significant reduction in the withholding tax rate for investment income, which includes dividends, interest and royalties.
Fiscal Investment and Loan Program (“Zaito”)
     The Fiscal Investment and Loan Program is formulated at the same pace as the General Account budget. The plan details the allocation of public funds to various special accounts, government affiliated agencies, local governments, public corporations and other public institutions.
     The Fiscal Investment and Loan Program system was fundamentally changed on April 1, 2001 from a scheme with compulsory deposit of Postal Savings and Pension Reserves into a fund-raising scheme to raise in the financial markets only the necessary amount of funds for Fiscal Investment and Loan Program agencies’ projects.
     Under the Zaito plan, funds are lent to government-related entities such as public corporations, special accounts and local governments. The total funds allocated under the initial plan for JFY 2006 is ¥15,005 billion. The sources of funds for the plan in JFY 2006 are the Fiscal Loan Fund (¥9,882 billion), Postal Savings Fund (¥170 billion), Postal Life Insurance Fund (¥310 billion), the Industrial Investment Special Account (¥44 billion), government-guaranteed domestic bonds (¥3,999 billion) and government-guaranteed foreign bonds (¥600 billion).
     The following table shows the uses of funds allocated under the initial plan for the periods indicated.

	JFY	JFY	JFY	JFY	JFY
	2002	2003	2004	2005	2006
	(in billions)
Housing	¥6,171	¥3,276	¥1,537	¥1,278	¥910
Living Environment	5,756	5,249	5,375	3,941	3,551
Social Welfare	1,019	1,018	1,042	787	680
Education	881	855	842	844	823
Small and Medium-sized Businesses	4,734	4,212	3,890	3,797	3,351
Agriculture, Forestry and Fisheries	695	807	888	522	412
National Land Preservation and Reconstruction in the Event of Disaster	712	802	593	463	355
Road Construction	3,666	3,978	3,661	3,175	2,935
Transportation and Communications	617	678	438	414	349
Regional Development	1,058	1,054	817	572	329
Industry/Technology	195	291	333	261	222
Trade/Economic Cooperation	1,287	1,191	1,075	1,098	1,089

Total	¥26,792	¥23,412	¥20,489	¥17,152	¥15,005

DEBT RECORD
     There has been no default in the payment of interest or principal of any internal Japanese government obligation since the establishment of the modern Japanese state in 1868 or of any external Japanese government obligation within a period of 20 years prior hereto.

JAPAN PUBLIC DEBT
     The following table summarizes, as of the dates indicated, the outstanding direct internal and external funded and floating debt of Japan. The term “floating debt” is used herein to mean all debt with maturities of one year or less from the date of issue. All other debt is classified as “funded debt.” Detailed debt tables are presented below.
     Japan’s fiscal conditions are extremely severe, with outstanding government bonds expected to reach nearly 542 trillion yen at the end of JFY2006. The amount of public bonds issued by the Japanese government as a percentage of its general account total revenues was 38.6% under the revised budget for JFY2005 and 37.6% under the initial budget for JFY2006. The Japanese government is to continue promoting fiscal structural reform from both aspects of expenditures and revenues, with the goal of achieving a surplus in the primary balance of the central and local governments combined by FY2011 and then ensuring the prevention of a divergence in the ratio of the debts of the central and local governments to GDP, and stable reduction of the ratio.
Summary of Japan’s Public Debt

	Funded		Floating
At the end of JFY	Internal	External	Internal
	(in billions)	(in thousands)	(in billions)
2001	¥478,233	—	¥129,079
2002	526,058	—	142,702
2003	523,970	—	179,178
2004	584,701	—	196,850
2005	623,132	—	204,348
     As of March 31, 2006, Japan had guaranteed payment of principal and interest of various internal yen obligations in the aggregate principal amount of ¥49,635 billion and of various external obligations aggregating the equivalent of ¥3,760 billion.
     The following table sets forth the aggregate annual payments of principal in respect of the direct internal funded debt of Japan outstanding as of March 31, 2007 for the periods indicated.
Principal Payments on Direct Funded Debt of Japan

JFY	Internal
(in billions)
2007	¥185,701
2008	85,560
2009	55,981
2010	52,862
2011 to 2036	363,420

Total	¥743,524

INTERNAL DEBT
Direct Debt of the Japanese Government
   Funded Debt

			Principal
			Amounts
			Outstanding as
			of March 31,
			2006
Title and Interest Rate	Year of Issue	Year of Maturity	(in millions)
1. Bonds
Interest-Bearing Treasury Bond — 30 years, 21 Series (1.1-2.9%)	1999-2006	2029-2035	¥8,382,500
Interest-Bearing Treasury Bond — 20 years, 84 Series (0.8-7.3%)	1986-2006	2007-2026	60,365,547
Interest-Bearing Treasury Bond — 15 years, 32 Series (variable rate)	2000-2006	2015-2021	34,205,400
Interest-Bearing Treasury Bond — 10 years, 91 Series (0.5-3.3%)	1996-2006	2006-2016	285,741,635
Interest-Bearing Treasury Bond for Individual Investors — 10 years, 13 Series (variable rate)	2003-2006	2013-2016	15,941,501
Inflation-Indexed Bonds — 10 years, 7 Series (0.5-1.2%)	2004-2006	2014-2016	2,976,487
Interest-Bearing Treasury Bond — 6 years, 3 Series (0.7-1.3%)	2000-2001	2006-2007	2,545,615
Interest-Bearing Treasury Bond — 5 years, 42 Series (0.2-1.1%)	2001-2006	2006-2011	147,449,905
Interest-Bearing Treasury Bond for Individual Investors — 5 years, 1 Series (0.8%)	2006	2011	1,128,487
Interest-Bearing Treasury Bond — 2 years, 24 Series (0.1-0.5%)	2004-2006	2006-2008	56,167,042
6% Bereaved Family Treasury Bond, 9 Series	1997-2005	2006-2014	12
6% Repatriation Treasury Bond, 8 Series	1996-2003	2006-2013	0
Non-interest Special Benefit Treasury Bond, 1 Series	2003	2013	3
Non-interest Repatriation Special Benefit Treasury Bond, 8 Series	1996-2003	2006-2013	1
Non-interest Special Benefit Treasury Bond IV, 2 Series	1996-2003	2006-2013	20
Non-interest Special Benefit Treasury Bond X, 4 Series	1996-2003	2006-2013	301
Non-interest Special Benefit Treasury Bond XIII, 1 Series	2001	2006	82
Non-interest Special Benefit Treasury Bond XVII, 9 Series	1996-2005	2006-2015	3,385
Non-interest Special Benefit Treasury Bond XVIII, 1 Series	1996	2006	3,529
Non-interest Special Benefit Treasury Bond XIX, 1 Series	2004	2009	1
Non-interest Special Benefit Treasury Bond XX, 1 Series	2001	2006	7
Non-interest Special Benefit Treasury Bond XXI, 2 Series	2003-2004	2007-2009	87
Non-interest Special Benefit Treasury Bond XXII, 2 Series	2003-2004	2013-2014	243,694
Non-interest Treasury Bond for Special Condolence VIII, 1 Series	2005	2015	109,928

Total Bonds			¥615,265,169

2. Borrowings
Former Temporary Military Expenditure(a)	1943-1945		41,422
Allotment of Local Allocation and Local Transfer Tax(b)	—	—	0
Former Japanese National Railways Settlement Corporation	1991	2006-2011	16,287
Former Japanese National Railways	1987	2011	2,219,892
Honshu-Shikoku Bridge Authority	—	—	0
SA for Consolidation of Designated National Properties (1.1-2.1%)	1998-2001	2008-2014	115,333
SA for National Center for Advanced and Specialized Medical Care (0.5-7.9%)	1981-2006	2006-2031	227,772
SA for National Forest Service (0.273-3.4%)	1996-2006	2006-2033	1,279,557
SA for Government Operated Land Improvement Project (0.7-8.0%)	1980-2006	2010-2029	764,065
SA for Airport Development (0.0-6.6%)	1987-2006	2007-2036	901,556
SA for Lending Urban Redevelopment Fund (0.8-3.1%)	1996-2006	2006-2015	83,572
SA for Petroleum (0.48-4.9%)	2002-2006	2006-2018	242,861

Total Borrowings			¥5,892,317

Total Direct Internal Funded Debt			¥621,157,486

(a)	Represents borrowings by the government from special corporations of currencies of areas under Japanese control during World War II. The maturity of such borrowings and other matters relating to such borrowings remain undetermined.

(b)	Represents borrowing which was transferred from a Special Account to the General Account by recent legislation.

Floating Debt

			Principal Amounts
			Outstanding as of
			March 31, 2006
Title	Interest	Year of Maturity	(in millions)
1. Bonds
Financing Bills			¥97,627,420
Treasury Financing Bills	Non-interest bearing		0
Food Financing Bills	Non-interest bearing	2006	491,000
Foreign Exchange Financing Bills	Non-interest bearing	2006	95,974,720
Fiscal Loan Fund Financing Bills	Non-interest bearing		0
Oil Financing Bills	Non-interest bearing	2006	1,161,700
Treasury Bills, 18 Series	Non-interest bearing	2005-2006	29,910,690
Note in Substitution for Currency of the International Monetary Fund	Non-interest bearing	Payable on demand	1,898,495
Note in Substitution for Currency of the Global Environment Facility Trust Fund of the International Bank for Reconstruction and Development	Non-interest bearing	Payable on demand	41,590
Note in Substitution for Currency of the International Development Association	Non-interest bearing	Payable on demand	17,349
Note in Substitution for Currency of the Asian Development Bank	Non-interest bearing	Payable on demand	—
Note for Contribution to the Special Funds of the Asian Development Bank	Non-interest bearing	Payable on demand	99,915
Note in Substitution for Currency of the African Development Fund	Non-interest bearing	Payable on demand	48,694
Note in Substitution for Currency of the Multilateral Investment Fund of the Inter-American Development Bank	Non-interest bearing	Payable on demand	15,514
Note in Substitution for Currency of the International Fund for Agricultural Development	Non-interest bearing	Payable on demand	1,828
Note in Substitution for Currency of the African Development Bank	Non-interest bearing	Payable on demand	578
Note in Substitution for Currency of the Multilateral Investment Guarantee Agency	Non-interest bearing	Payable on demand	721
Note in Substitution for Currency of the Common Fund for Commodities (First Account)	Non-interest bearing	Payable on demand	1,523
Note in Substitution for Currency of the Common Fund for Commodities (Second Account)	Non-interest bearing	Payable on demand	—
Note in Substitution for Currency of the European Bank for Reconstruction and Development	Non-interest bearing	Payable on demand	3,804

Total Bonds			¥227,295,541

2. Borrowings
Local Allocation and Local Transfer Tax	0.0216%-1.1%	2006	¥51,734,529
Welfare Insurance	1.1%	2006	1,479,228
Special Accounts for Petroleum and Sophisticated Structure of Energy of Supply and Demand	0.091%	2006	167,600

Total Borrowings			¥53,381,357
Total Direct Internal Floating Debt			¥280,685,898

Total Direct Internal Debt			¥901,843,384

Debt Guaranteed by the Japanese Government

				Principal Amounts
				Outstanding as of
				March 31, 2006
Title	Interest	Year of Issue	Year of Maturity	(in millions)
1. Bonds Issued by Government-Affiliated Corporations
National Life Finance Corporation	0.40-1.60%	2001-2006	2006-2015	¥630,000
The Government Housing Loan Corporation	1.30-1.90%	2000-2001	2010-2011	711,600
Agriculture, Forestry and Fisheries Finance Corporation	0.50-1.50%	2001-2003	2006-2013	41,000
Japan Finance Corporation for Small and Medium Enterprise	0.20-2.80%	1996-2005	2006-2015	2,045,000
Japan Finance Corporation for Municipal Enterprises	0.50-3.40%	1996-2006	2006-2020	15,275,940
Development Bank of Japan	0.80-2.90%	1996-2006	2006-2016	433,000
Japan Expressway Holding and Debt Repayment Agency	0.50-3.40%	1996-2006	2006-2021	12,270,880
East Nippon Expressway Co., Ltd.	1.50-1.60%	2005	2015	60,000
Central Nippon Expressway Co., Ltd.	1.50-1.60%	2005-2006	2015-2016	100,000
West Nippon Expressway Co., Ltd.	1.60%	2005	2015	40,000
Metropolitan Expressway Co., Ltd.	1.60%	2006	2016	10,000
Hanshin Expressway Co., Ltd.	1.60%	2006	2016	6,340
Incorporated Administrative Agency—Japan Water Agency	2.60-3.40%	1996-1997	2006-2007	20,000
Japan Railway Construction, Transport and Technology Agency	1.20-3.40%	1996-1999	2006-2009	279,551
Narita International Airport Corporation	0.60-1.6%	2002-2006	2012-2016	86,563
Japan Oil, Gas and Metals National Corporation	2.00-2.60%	1997-1998	2007-2008	1,353
Urban Renaissance Agency	0.20-3.20%	1996-2006	2006-2009	270,050
Welfare and Medical Service Agency	2.60-3.20%	1996-1997	2006-2007	20,020
Japan Bank for International Cooperation	2.90%	1996	2006	10,000
Deposit Insurance Corporation of Japan	0.10-1.50%	2002-2006	2006-2012	12,150,000
Banks’ Shareholdings Purchase Corporation	0.30-0.70%	2004-2006	2008-2010	600,000
Electric Power Development Co., Ltd.	1.10-2.70%	1997-2001	2007-2011	506,120
Kansai International Airport Co., Ltd.	0.20-3.20%	1996-2005	2006-2015	540,470
Trans-Tokyo Bay Highway Corporation	2.10-3.40%	1996-1997	2006-2007	73,210
Organization for Promoting Urban Development	0.80-2.60%	1997-2005	2007-2015	5,725
Central Japan International Airport Co., Ltd.	0.80-2.10%	1999-2004	2009-2014	222,320

Total				¥46,409,142

2. Borrowings of Government-Affiliated Corporations
Japan Oil, Gas and Metals National Corporation	0.452-1.214%	2003-2006	2006-2009	¥356,141
Japan Atomic Energy Agency	0.555-0.666%	2004-2005	2007	3,911
Environmental Restoration and Conservation Agency of Japan	0.682%	2004	2007	500
Incorporated Administrative Agency—Agriculture, Forestry and Fisheries Credit Foundations	0.320-1.227%	2003-2005	2007-2009	7,793
Incorporated Administrative Agency—Farmers Pension Fund	0.603-1.300%	2002-2006	2007-2011	322,025
Japan Railway Construction, Transport and Technology Agency	0.3119-0.5930%	2005-2006	2006-2007	52,994
Deposit Insurance Corporation of Japan	0.001-0.190%	2005-2006	2006-2007	641,600
Organization for Environment Improvement around Airport	0.750-2.300%	2002-2005	2006-2009	823
Life Insurance Policyholders Protection Corporation of Japan	0.590-0.70%	2005	2010	74,500
Industrial Revitalization Corporation Japan	0.029-0.030%	2005	2006	348,500
Organization for Promoting Urban Development	0.360-1.000%	2003-2006	2006-2009	451,615
Banks’ Shareholdings Purchase Corporation	0.002-0.120%	2005-2006	2006-2007	909,002
Japan Environmental Safety Corporation	0.485-1.304%	2004-2006	2008-2010	56,450

Total				¥3,225,854

Total Internal Debt Guaranteed by the Japanese Government				¥49,634,996

EXTERNAL DEBT
Debt Guaranteed by the Japanese Government

				Principal Amounts		Principal Amounts
				Outstanding as of		Outstanding as of
				March 31, 2006		March 31, 2006
	Interest	Year of Loan	Year of Maturity	(in thousands)		(in thousands)
Development Bank of Japan	4.250-6.875%	1999-2005	2011-2015		$1,450,000	€—
	5.625%	2001	2011		€750,000	750,000
	1.050-2.875%	1996-2004	2006-2028		¥505,000,000	—
Japan Bank for International Cooperation	4.000-7.000%	1999-2006	2006-2016		$5,650,000	—
	3.250-4.500%	2003-2004	2008-2014		€1,750,000	1,750,000
	0.350%	2003	2008		¥60,000,000	—
	5.750%	1997	2007	DM	1,000,000	511,292
	8.000%	1997	2007		£400,000	—
	5.750-6.625%	1996-1997	2007-2008	FFr	3,500,000	533,572
	4.780%	2005	2010	THB	3,000,000
Japan Finance Corporation for Municipal Enterprises	4.625-6.850%	1996-2005	2006-2015		$3,550,000	—
	3.000-4.375%	1996-1998	2006-2008	SFr	310,000	—
	5.000%	1998	2008	DM	500,000	255,646
	5.750-8.375%	1996-1999	2006-2019		£300,000	—
	5.750%	1997	2007	DFL	300,000	136,134
	5.875%	1997	2007	FFr	1,000,000	152,449
	6.750%	1997	2007	NZ$	100,000	—
	4.500%	2004	2014		€900,000	900,000
	1.350-1.550%	2002-2003	2012-2013		¥330,000,000	—
Japan Finance Corporation for Small and Medium Enterprise	floating rate	2002	2009		€300,000	600,000
	4.125%	2003	2010		€300,000
	1.100%	2004	2011		¥40,000,000	—
	2.125%	2006	2012	SFr	250,000
Japan Expressway Holding and Debt Repayment Agency Tokyo Metropolitan Government	3.375-7.000%	1996-2005	2006-2013		$3,350,000	—
	6.125-7.125%	1996-2001	2006-2011		$580,000	—
	5.750%	1997	2007	FFr	1,700,000	259,163
	4.500%	1999	2009		€150,000	150,000
Yokohama City	3.250-3.750%	1997-1999	2007-2009	SFr	235,000	—
	7.000%	1996-1999	2006-2009		$280,000	—
Electric Power Development Co., Ltd.	5.625%	1997	2007	FFr	1,800,000	274,408
	1.800%	2000	2010		¥38,000,000	—
	4.875%	1999	2006		€250,000	250,000
Kansai International Airport Co., Ltd.	7.250%	1996	2006		$200,000	—
	7.375%	1997	2007		£115,000	—
Trans-Tokyo Bay Highway Corporation	6.875%	1996	2006		$200,000	—
	3.750%	1997	2007	SFr	240,000	—

	Totals by currency				$15,260,000	€—
				SFr	1,035,000	—
				DM	1,500,000	766,938
				FFr	8,000,000	1,219,592
					£815,000	—
					€4,400,000	4,400,000
					¥973,000,000	—
				DFL	300,000	136,134
				NZ$	100,000	—
				THB	3,000,000	—

						€6,522,664

SUBSCRIPTIONS TO INTERNATIONAL FINANCIAL ORGANIZATIONS
     The following table sets forth information relating to Japan’s obligations to contribute to the capital and financing requirements of international financing organizations in which it participates as of March 31, 2006.

Organization	Subscription Amount
	(in millions)
International Monetary Fund	$19,182	(a)
International Bank for Reconstruction and Development	15,321	(b)
International Development Association	26,500	(c)
International Finance Corporation	141	(d)
International Fund for Agricultural Development	280	(e)
Multilateral Investment Fund	500	(e)
Multilateral Investment Guarantee Agency	97	(f)
Asian Development Bank	7,893	(g)
African Development Bank	1,697	(h)
African Development Fund	2,767	(h)
European Bank for Reconstruction and Development	2,010	(i)
Inter-American Development Bank	5,050	(j)
Inter-American Investment Corporation	24	(k)

(a)	Equivalent of SDR13,312.8 million. Of Japan’s past subscriptions, 4% was initially paid in gold, 19% in SDRs and 77% in yen, including non-interest bearing demand notes payable in yen.

(b)	Of this amount, 6% has been paid and the balance is callable by the IBRD if required to meet its obligations in respect of funds borrowed or indebtedness guaranteed by the IBRD.

(c)	As stated in IDA Financial Statements as of June 30, 2005.

(d)	As stated in IFC Financial Statements as of June 30, 2005.

(e)	As of February 15, 2006 (IFAD staff data).

(f)	As stated in MIGA Financial Statements as of June 30, 2005.

(g)	Of this amount, 7% represents paid-in capital and the balance is callable by the ADB if required to meet its obligations in respect of funds borrowed or indebtedness guaranteed by the ADB.

(h)	As stated in AfDB / AfDF Financial Statements as of December 31, 2005.

(i)	Equivalent of €1,703.50 million. The amount in US dollar as of December 31, 2005, the end of the fiscal year of the EBRD.

(j)	Includes $5,050 million as a subscription to ordinary capital and $642 million as a contribution to the IADB’s Fund for Special Operations. As stated in IDB Financial Statements as of December 31, 2005.

(k)	As stated in IIC Financial Statements as of December 31, 2005.